SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                                 PrimaCom A.G.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                 Ordinary Bearer Shares, with no nominal value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  74154N-10-8
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               February 18, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74154N-10-8                  13G                    Page 2 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74154N-10-8                  13G                    Page 3 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL PARTNERS III, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74154N-10-8                  13G                    Page 4 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III, L.L.C.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74154N-10-8                  13G                    Page 5 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74154N-10-8                  13G                    Page 6 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III 892 INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74154N-10-8                  13G                    Page 7 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL PARTNERS III, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               -0-
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER          -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     PrimaCom A.G.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     An der Ochsenwiese 3
     Mainz, GM 55124

Item 2(a).  Name of Person Filing:

     This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley ("MS")

     Morgan Stanley Capital Partners III, Inc. ("MSCP III, Inc.")

     MSCP III, L.L.C.

     Morgan Stanley Capital Investors, L.P. ("Employee Fund")

     MSCP III 892 Investors, L.P. ("892 Fund")

     Morgan Stanley Capital Partners III, L.P. ("Capital Partners III")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSCP III, Inc., MSCP III, L.L.C., Employee Fund, 892 Fund and Capital Partners III is:

     1585 Broadway
     New York, New York 10036

Item 2(c).  Citizenship:

     The citizenship of MS, MSCP III, Inc., MSCP III, L.L.C., Employee Fund, 892 Fund and Capital Partners III is Delaware.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Ordinary Bearer Shares, with no nominal value (the "Shares").

Item 2(e).  CUSIP Number:

     74154N-10-8

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)   [ ]  Broker or dealer registered under Section 15 of the
                    Exchange Act;

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)   [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)   [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     This is the Reporting Persons' final amendment to the Schedule 13G and is an exit filing.

     As of December 31, 2002, the Reporting Persons no longer beneficially own any Shares.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class:

     Morgan Stanley                                   0% of the Shares
     Morgan Stanley Capital Partners III, Inc.        0% of the Shares
     MSCP III, L.L.C.                                 0% of the Shares
     Morgan Stanley Capital Investors, L.P.           0% of the Shares
     MSCP III 892 Investors, L.P.                     0% of the Shares
     Morgan Stanley Capital Partners III, L.P.        0% of the Shares


(c)  Number of shares as to which such person has:

                                                                  (iii)             (iv)
                               (i)                (ii)         Sole power      Shared power
                            Sole power       Shared power     to dispose or      to dispose
                          to vote or to       to vote or      to direct the   or to direct the
                         direct the vote  to direct the vote  disposition of   disposition of
                         ---------------  ------------------  --------------  ----------------
Morgan Stanley                - 0 -              - 0 -            - 0 -             - 0 -

Morgan Stanley Capital        - 0 -              - 0 -            - 0 -             - 0 -
Partners III, Inc.

MSCP III, L.L.C.              - 0 -              - 0 -            - 0 -             - 0 -

Morgan Stanley Capital        - 0 -              - 0 -            - 0 -             - 0 -
Investors, L.P.

MSCP III 892 Investors,       - 0 -              - 0 -            - 0 -             - 0 -
L.P.

Morgan Stanley Capital        - 0 -              - 0 -            - 0 -             - 0 -
Partners III, L.P.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable

Item 8.  Identification and Classification of Members of the Group.

     Not applicable

Item 9.  Notice of Dissolution of Group.

     Not applicable

Item 10.  Certifications.

     Not applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                         Date: February 13, 2003

                                         MORGAN STANLEY

                                         By: /s/ Dennine Bullard
                                            -------------------------------
                                            Name:  Dennine Bullard
                                            Title: Authorized Signatory


                                         MORGAN STANLEY CAPITAL PARTNERS III,
                                         L.P.

                                         By:  MSCP III, L.L.C., its general
                                              partner
                                         By:  Morgan Stanley Capital
                                              Partners III, Inc., its
                                              institutional managing member

                                         By: /s/ Andrew N. Siegel
                                            -------------------------------
                                            Name:  Andrew N. Siegel
                                            Title: Secretary


                                         MSCP III 892 INVESTORS, L.P.

                                         By:  MSCP III, L.L.C., its general
                                              partner
                                         By:  Morgan Stanley Capital Partners
                                              III, Inc., its institutional
                                              managing member

                                         By: /s/ Andrew N. Siegel
                                            -------------------------------
                                            Name:  Andrew N. Siegel
                                            Title: Secretary


                                         MORGAN STANLEY CAPITAL INVESTORS, L.P.

                                         By:  MSCP III, L.L.C., its general
                                              partner
                                         By:  Morgan Stanley Capital Partners
                                              III, Inc., its institutional
                                              managing member

                                         By: /s/ Andrew N. Siegel
                                            -------------------------------
                                            Name:  Andrew N. Siegel
                                            Title: Secretary

                                         MSCP III, L.L.C.

                                         By:  Morgan Stanley Capital Partners
                                              III, Inc., its institutional
                                              managing member

                                         By: /s/ Andrew N. Siegel
                                            -------------------------------
                                            Name:  Andrew N. Siegel
                                            Title: Secretary


                                         MORGAN STANLEY CAPITAL PARTNERS III,
                                         INC.

                                         By: /s/ Andrew N. Siegel
                                            -------------------------------
                                            Name:  Andrew N. Siegel
                                            Title: Secretary

                                 Exhibit Index

                                                                           Page
                                                                           ----
Exhibit 1    --    Joint Filing Agreement                                   15